Exhibit 99.4

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the amended merger agreement, the holders of Enliven common stock will receive 0.033 of a share of DG FastChannel common stock for each share of Enliven common stock, and as a result, after the merger, holders of Enliven common stock immediately prior to the merger (other than DG FastChannel and its affiliates) will own approximately 14% of the combined company and the holders of DG FastChannel common stock immediately prior to the merger will collectively own approximately 86% of the combined company.

DG FastChannel will be the parent of Enliven, and will be the surviving registrant following the merger. On the date of the merger, the assets and liabilities of Enliven will be recorded at their estimated fair values.

The combined company unaudited pro forma condensed consolidated financial statements give effect to the merger as if the transaction had occurred on June 30, 2008 for purposes of the combined company unaudited pro forma condensed consolidated balance sheet, and on January 1, 2007 for purposes of the combined company unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007, and the six months ended June 30, 2008.

The combined company unaudited pro forma condensed consolidated balance sheet and statements of income do not purport to represent what the financial position or results of operations actually would have been if the merger had occurred as of such dates, or what such results will be for any future periods.

The combined company unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of DG FastChannel and Enliven and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. Transactions between DG FastChannel and Enliven were not material for all periods presented. The preliminary allocation of the estimated purchase price to the assets and liabilities of Enliven reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair values except for certain purchased intangible assets which have been included at their estimated fair values. A thorough valuation of the purchased intangibles has not been performed. The value of the purchased intangibles included in the combined company unaudited pro forma condensed consolidated financial statements are based on estimates. DG FastChannel determined these estimates by applying a ratio of intangibles-to-purchase price, based on other recently completed acquisitions. The actual allocation of the purchase price may differ materially from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of Enliven, that are included herein, and DG FastChannel, as previously filed. The combined company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies nor debt refinancing which may result from the merger.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

	Historical DG FastChannel	Historical Enliven	Subtotal	Pro Forma Adjustments		Pro Forma Combined
Cash	$27,017	$1,644	$28,661	(2,500	)(1)	$26,161
Accounts receivable, net	28,148	5,872	34,020	—		34,020
Deferred income taxes	1,756	—	1,756	—		1,756
Prepaid expenses and current assets	3,885	431	4,316	—		4,316
Total current assets	60,806	7,947	68,753	(2,500)		66,253
Property and equipment, net	32,145	2,392	34,537	—		34,537
Long term investments	10,633	—	10,633	(10,633	)(1)	—
Goodwill	189,225	15,103	204,328	44,229	(2)	248,557
Deferred income taxes	676	—	676	(676	)(1)(2)(4)	—
Intangibles, net	99,271	7,735	107,006	21,416	(2)	128,422
Other noncurrent assets	5,347	521	5,868	—		5,868
Total assets	$398,103	$33,698	$431,801	$51,836		$483,637

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$17,409	$3,154	$20,563	—		$20,563
Deferred revenue	2,643	273	2,916	—		2,916
Other current liabilities	—	868	868	(92	)(1)(A)	776
Current portion of long-term debt and capital leases	20,468	389	20,857	—		20,857
Total current liabilities	40,520	4,684	45,204	(92)		45,112

Long-term debt and capital leases	159,420	4,108	163,528	—		163,528
Other long-term liabilities	350	8,115	8,465	(4,999	)(1)(A)	3,466
Deferred income taxes	—	—	—	8,994	(4)	8,994
Total liabilities	200,290	16,907	217,197	3,903		221,100

Stockholders’ equity:
Capital stock	368,888	320,484	689,372	(251,954	)(1)(3)	437,418
Accumulated deficit	(173,630)	(302,683)	(476,313)	302,683	(3)	(173,630)
Treasury stock, at cost	(853)	(1,015)	(1,868)	1,015	(3)	(853)
Accumulated other comprehensive income/(loss)	3,408	5	3,413	(3,811	)(1)	(398)
Total stockholders’ equity	197,813	16,791	214,604	47,933		262,537
Total liabilities and shareholders’ equity	$398,103	$33,698	$431,801	$51,836		$483,637

Pro Forma Adjustments

(1)	Records the estimated purchase price for Enliven as follows:

	Cash paid for direct costs of the acquisition	$2,500
	DG FastChannel’s long-term investment in Enliven	10,633
	Less: Reversal of accumulated other comprehensive income related to unrealized gains on Enliven investment	(3,806)
	Less: Reversal of deferred taxes related to unrealized gains on Enliven investment	(1,991)
	Fair value of stock issued	68,531	(B)
	Total estimated purchase price	$75,867

(2)	Eliminates historical goodwill and allocates the purchase price as follows:

	Net tangible assets/(liabilities)	$(957	)(C)

	Estimated intangible assets:
	– Customer relationships	24,394
	– Tradename	4,387
	– Technology and other	371
	Deferred taxes	(11,660)
	Goodwill	59,332
	Total purchase price	$75,867

(3)	Eliminates historical Enliven equity in consolidation.

(4)	Reclassifies deferred taxes.

Notes

(A)

As of June 30, 2008 Enliven had recorded a liability in the amount of $5,091 related to warrants issued to shareholders which were accounted for as derivative instruments. DG FastChannel, a holder of Enliven warrants also accounted for as derivative instruments, had recorded an asset in the amount of $1,496. Pro Forma Adjustment 1 above removes $1,496 of the derivative from the combined company’s balance sheet, as an inter-company elimination. The remaining $3,595 of liability is assumed to have no fair value after the completion of the transaction, as the underlying warrants in Enliven will be cancelled. Any warrants to be issued by DG FastChannel pursuant to the merger agreement are not expected to meet the definition of a derivative instrument.

(B)

Based upon an estimated closing price per share of $23.51, which is estimated to be the average of closing prices on the date of the announcement of the revised merger agreement, plus the closing price for two days prior to and subsequent to the announcement date, multiplied by estimated number of shares to be issued of 2,915.

(C)

The fair value of tangible net assets acquired from Enliven is based on their book value as of June 30, 2008, which DG FastChannel believes approximates their fair value (with the exception of the liability derivative which is estimated to have no fair value after the acquisition; see Note A above). The amount is calculated as follows: Total assets of Enliven, less Goodwill and Intangibles, less Total liabilities, plus $5,091, the book value of Enliven’s liability derivative instrument, the fair value of which is assumed to be zero.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share amounts)

	Historical			Pro Forma		Pro Forma
	DG FastChannel	Enliven	Subtotal	Adjustments		Combined
Revenues	$97,687	$18,731	$116,418			$116,418
Costs and expenses:
Cost of revenues	41,589	9,068	50,657			50,657
Selling, general and administrative	24,181	17,214	41,395			41,395
Depreciation and amortization	12,865	2,060	14,925	2,664	(1)	17,589
Total costs and expenses	78,635	28,342	106,977	2,664		109,641
Income (loss) from operations	19,052	(9,611)	9,441	(2,664)		6,777
Unrealized loss (gain) on derivative	(1,707)	3,318	1,611	(1,611	)(2)	—
Interest expense and other, net	2,388	543	2,931	—		2,931
Total other (income) expense	681	3,861	4,542	(1,611)		2,931
Net income (loss) before provision for income taxes from continuing operations	18,371	(13,472)	4,899	(1,053)		3,846

Provision (benefit) for income taxes	7,501	52	7,553	(5,862	)(4)	1,691
Net income (loss) from continuing operations	$10,870	$(13,524)	$(2,654)	$4,809		$2,155

Basic net income (loss) per common share from continuing operations	$0.65	$(0.17)				$0.11

Diluted net income (loss) per common share from continuing operations	$0.64	$(0.17)				$0.11

Basic weighted average common shares outstanding	16,631	80,779	97,410	(77,864	)(3)	19,546
Diluted weighted average common shares outstanding	17,096	80,779	97,875	(77,864	)(3)	20,011

Pro Forma Adjustments

(1)

Records additional amortization expense related to purchased intangibles of $29,152 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $143 per year. If the estimated useful life is decreased or increased by 1 year, the corresponding annual increase or decrease to amortization expense would be approximately $700 or ($500), respectively.

(2)

Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of June 30, 2008.

(3)	Eliminates Enliven’s historical common shares outstanding and adds 2,915 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)

Applies an estimated federal and state combined tax rate of 40% to Enliven’s net loss from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven’s net operating loss carryforwards (“NOLs”) is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven’s NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel’s NOLs which are unaffected by the Enliven transaction.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands, except per share amounts)

	Historical			Pro Forma		Pro Forma
	DG FastChannel	Enliven	Subtotal	Adjustments		Combined
Revenues	$63,669	$10,024	$73,693			$73,693
Costs and expenses:
Cost of revenues	25,808	5,295	31,103			31,103
Selling, general and administrative	14,543	9,698	24,241			24,241
Depreciation and amortization	7,700	2,069	9,769	233	(1)	10,002
Total costs and expenses	48,051	17,062	65,113	233		65,346
Income (loss) from operations	15,618	(7,038)	8,580	(233)		8,347
Unrealized loss (gain) on derivative	820	(3,842)	(3,022)	3,022	(2)	—
Interest expense and other, net	2,608	365	2,973	—		2,973
Total other (income) expense	3,428	(3,477)	(49)	3,022		2,973
Net income (loss) before provision for income taxes from continuing operations	12,190	(3,561)	8,629	(3,255)		5,374

Provision (benefit) for income taxes	4,875	12	4,887	(2,738	)(4)	2,149
Net income (loss) from continuing operations	$7,315	$(3,573)	$3,742	$(517)		$3,225

Basic net income (loss) per common share from continuing operations	$0.41	$(0.04)				$0.15

Diluted net income (loss) per common share from continuing operations	$0.40	$(0.04)				$0.15

Basic weighted average common shares outstanding	17,913	99,084	116,997	(96,169	)(3)	20,828
Diluted weighted average common shares outstanding	18,381	99,084	117,465	(96,169	)(3)	21,296

Pro Forma Adjustments

(1)

Records additional amortization expense related to purchased intangibles of $29,152 based on an assumed weighted-average seven year life. The actual useful life may be different after a more extensive valuation of the intangible assets is completed. For every $1 million change in intangible asset value, the corresponding impact to amortization expense would be $36 per quarter. If the estimated useful life is decreased or increased by 1 year, the corresponding quarterly increase or decrease to amortization expense would be approximately $175 or ($125), respectively.

(2)

Eliminates changes in fair value of warrants issued by Enliven and accounted for as derivative instruments as discussed in Note (A) on the combined unaudited pro forma condensed consolidated balance sheet as of June 30, 2008.

(3)	Eliminates Enliven’s historical common shares outstanding and adds 2,915 common shares of DG FastChannel, expected to be issued in exchange for Enliven shares.

(4)

Applies an estimated federal and state combined tax rate of 40% to Enliven’s net loss from continuing operations, and to the additional pro forma adjustments. No tax benefit of Enliven’s net operating loss carryforwards (“NOLs”) is assumed at this time. DG FastChannel will perform a detailed analysis to determine the value, if any, of Enliven’s NOLs after their limitation under Section 382 of the Code is determined. The tax benefits assumed in these combined company unaudited pro forma condensed consolidated financial statements are derived from DG FastChannel’s NOLs, which are unaffected by the Enliven transaction.